Calculation of Filing Fee Tables
S-8
XBP Global Holdings, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.0001 per share	Other	11,751,597	$ 0.6131	$ 7,204,904.12	0.0001531	$ 1,103.07
Total Offering Amounts:						$ 7,204,904.12		$ 1,103.07
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,103.07
Offering Note
[1]	1 (a) In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional shares of the Registrant's Common Stock, $0.0001 par value per share ("Common Stock"), that may from time to time be offered or issued under the Registrant's 2024 Equity Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that increase the number of outstanding shares of Common Stock. (b) The proposed maximum offering price per share of $0.6131 is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and is based upon the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq Capital Market on September 5, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A